As filed with the Securities and Exchange Commission on March 17, 1998.
                                        Registration No.



                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549



                                 FORM S-8
                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933



                     MICRONETICS WIRELESS, INC.
       (Exact name of registrant as specified in its charter)

        Delaware                                22-2063614

(State or other jurisdiction                    (I.R.S. Employer
of incorporation or organization)               Identification No.)

26 Hampshire Drive, Hudson, New Hampshire                    03051
(Address of principal executive offices)                (Zip Code)


                     1996 Stock Option Plan
                         (Full title of the Plan)

                    Richard S. Kalin, Esq.
          757 Third Avenue, 7th Floor, New York, NY 10017

             (Name and address of agent for service)

                        (212) 888-9010
  (Telephone number, including area code, of agent for service)

                      CALCULATION OF REGISTRATION FEE
=================================================================
                                Proposed   Proposed
Title of                        maximum    maximum
securities       Amount         offering   aggregate   Amount of
to be            to be          price per  offering    registration
registered       registered(1)  share(2)   price(2)    fee


Common Stock,
par value $.01
per share.....    300,000       $2.17      $615,000    $197.27


(1) The number of shares stated is the aggregate number of shares of Common Stock to be issued upon exercise of options granted or to be granted under the 1996 Stock Option Plan (the
     "Plan").

(2) Estimated solely for the purpose of calculating the registration fee and based upon the average of (i) the exercise price of the options granted under the Plan and (ii) the average of the bid and asked price of the Common Stock as reported by NASDAQ on March 13, 1998 as to options to be granted under the Plan.



                                  PART I*

     INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

          Item 1.   Plan Information.


          Item 2.   Registrant Information and Employee
                    Plan Annual Information.
______________

     *    Information required by Part I to be contained in the
Section 10(a) prospectus is omitted from this Registration
Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.


 PART II

            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

          Item 3.   Incorporation of Documents by Reference.

          1. The following documents, which have been filed by the registrant with the Securities and Exchange Commission (the
"Commission"), File Number 33-16453, pursuant to the Securities
Exchange Act of 1934 (the "Exchange Act"), are incorporated by reference into this Registration Statement:

          (a) The registrant's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1997;

          (b) The registrant's Quarterly Reports on Form 10-QSB for the quarters ended December 31, 1997, September 30, 1997 and
June 30, 1997; and

          2. All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective date of filing of such documents. Any statement contained in a document incorporated by reference herein is modified or superseded for all purposes to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which is incorporated by reference modifies or supersedes such statement.

          Item 4.   Description of Securities.

          Common Stock. The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, par value $.01 per share. The Company's Common Stock is publicly traded on the NASDAQ system. The holders of Common Stock (i) will have equal ratable rights to dividends from funds legally available therefor when, as and if declared by the Board of Directors of the Company, (ii) are entitled to share ratably in all of the profits of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company, (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto and (iv) are entitled to one non-cumulative vote per share on all matters which stockholders may vote on at all meetings of stockholders. All shares of Common Stock now outstanding are fully paid and nonassessable and all shares of Common Stock which are the subject of this Registration Statement, when issued, will be fully paid and nonassessable.

          Dividend Policy. The Company does not intend to pay dividends on its Common Stock. The Company intends to retain earnings, if any, for use in the operation and expansion of its business. The amount of dividends, if any, will be determined by the Board of Directors, based upon the Company's earnings, financial condition, capital requirements and other conditions.

          Item 5.   Interests of Named Experts and Counsel.

          The legality of the Common Stock offered hereby will be passed upon for the registrant by Kalin & Banner. Mr. Kalin, an officer and director of the registrant, owns 976,800 shares of Common Stock, which includes (i) options to purchase 100,000 shares of Common Stock; (ii) 414,850 shares of Common Stock and options to purchase 60,000 shares of Common Stock, owned by Noelle Makenzie, his wife, as to which he disclaims beneficial ownership.

          Item 6.   Indemnification of Directors and Officers.

          Sections 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director.

          Section 102(b) of the Delaware General Corporation Law permits a corporation, by so providing in its certificate of incorporation, to eliminate or limit director's liability to the corporation and its stockholders for monetary damages arising out of certain alleged breaches of their fiduciary duty. Section 102(b)(7) provides that no such limitation of liability may affect a director's liability with respect to any of the following: (i) breaches of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not made in good faith or which involve intentional misconduct of knowing violations of law;
(iii) liability for dividends paid or stock repurchased or redeemed in violation of Section 174 of the Delaware General Corporation Law; or (iv) transactions from which directors derived an improper personal benefit. Section 102(b)(7) does not authorize any limitation on the ability of the corporation or its stockholders to obtain injunctive relief, specific performance or other equitable relief against directors.

          Article Seventh of the registrant's Certificate of Incorporation provides that no director of the registrant shall be personally liable to the registrant or its stockholders for any monetary damages for breaches of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the registrant or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the General Corporation Law of the State of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit.


          Item 7.   Exemption from Registration Claimed.

          Not applicable.

          Item 8.   Exhibits.

          Exhibit No.         Description


             4.1          Form of 1996 Stock Option Plan

             5.1          Opinion of Kalin & Banner

            15.1          Consent of Paul C. Roberts, C.P.A.

            24.1          Consent of Kalin & Banner (included in
                          Exhibit 5.1)

            25.1          Powers of Attorney (included on Pages
                          II-5 and II-6 of this Registration
                          Statement)

          Item 9.   Undertakings.

          (a)  The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            To include any material information with respect to the plan of distribution not previously disclosed in the Registration
Statement or any material change to such information in the Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933 (the "Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) the undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing procedures, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



















                                SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 13, 1998.

                                   MICRONETICS WIRELESS, INC.


                              By:  s/ Richard S. Kalin
                                   Richard S. Kalin, Chairman


                             POWER OF ATTORNEY

     Each person whose individual signature appears below hereby authorizes each of Richard S. Kalin and David Siegel or any of them as his or her true and lawful attorney-in-fact with full power of substitution to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments thereto.


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature           Title                 Date

s/ Richard S. Kalin      Chairman and          March 13, 1998
Richard S. Kalin         President (Principal
                         Executive and Financial
                         Officer)


                         Director              March 13, 1998
David Siegel


s/ Roy L. Boe            Director              March 13, 1998
Roy L. Boe


s/ Donna Hillsgrove      Secretary (Principal  March 13, 1998
Donna Hillsgrove         Accounting Officer)

                               EXHIBIT INDEX



Exhibit No.              Document



4.1                      Form of 1996 Stock Option Plan

5.1                      Opinion of Kalin & Banner

15.1                     Consent of Paul C. Roberts, C.P.A.

24.1                     Consent of Kalin & Banner (included in
                         Exhibit 5.1)

25.1 Powers of Attorney (included on Page II-5 of this Registration Statement)